Exhibit 99.1

Bluegreen Corporation Completes Sale of

Bluegreen Communities

BOCA RATON, Fla.--(BUSINESS WIRE)--

Bluegreen Corporation (NYSE: BXG - News) (“Bluegreen” or “Company”), a leading timeshare sales, marketing and resort management company, today announced that on May 4, 2012 it completed the sale of its Bluegreen Communities business to Southstar Development Partners, Inc. for a purchase price of $29.0 million in cash and certain other contingent consideration. In connection with the sale, Bluegreen satisfied Communities' debt obligations, primarily its H4BG Communities Facility, which had an outstanding balance of approximately $20.2 million. Bluegreen satisfied this obligation in full, along with accrued interest and a $2.0 million deferred fee.

The Company does not expect to recognize a significant gain or loss in connection with the transaction. In addition, the Company does not expect to realize significant net cash proceeds after repayment of the Communities debt, the expenses of the transaction, and the satisfaction of certain liabilities associated with Bluegreen Communities that are remaining with the Company following the transaction.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG - News) is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, Bluegreen’s belief that neither a significant gain or loss will be recognized in connection with the sale of Communities, and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Contact:

Bluegreen Corporation

Tony Puleo

Chief Financial Officer

561-912-8270
tony.puleo@bluegreencorp.com

or

Investor Relations:

The Equity Group Inc.

Devin Sullivan

Senior Vice President

212-836-9608
dsullivan@equityny.com